Exhibit 99.1



Company contact:                             For additional information:
Ken Ruotolo                                  Patrick Corman
ANTs software inc.                           Corman Communications
(650) 931-0530                               (650) 326-9648
ken.ruotolo@ants.com                         patrick@cormancom.com
--------------------                         ---------------------


        ANTS SOFTWARE INC. ANNOUNCES ACCELERATED VESTING OF STOCK OPTIONS

BURLINGAME, Calif., January 3, 2006 - Effective January 1, 2006, ANTs software, inc. (OTCBB:ANTS), a developer of high-performance SQL database management systems, adopted the Statement of Financial Accounting Standards Board No. 123(R) (SFAS 123R), Share-Based Payment method of accounting for stock options, and accordingly, will begin recognizing stock options as compensation expense in the financial statements as the options vest.

On December 29, 2005 the Company's board of directors approved the accelerated vesting of all unvested stock options granted to employees and directors, excluding those stock options held by non-employee directors with an exercise price less than $2.10 per share and certain employees who have not consented to such acceleration. The closing sale price of ANTs' common stock on December 29, 2005 was $2.10 per share.

As a result of this acceleration, the Company will recognize a one-time, non-cash stock compensation expense of approximately $400,000 in the fourth quarter of 2005. Also as a result of this acceleration, the Company will not incur approximately $4.7 million in compensation expense in the 2006-2008 fiscal years that otherwise would have been recorded under SFAS 123R. The Board of Directors believes this action is in the best interests of the shareholders.

Options to purchase up to approximately 2.7 million shares of common stock, with a weighted average exercise price of $2.29 per share are now exercisable, representing approximately 36% of the Company's total current outstanding options.

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About ANTs software inc.

     ANTs software inc. (OTCBB: ANTS), based in Silicon Valley, California, develops, affordable high-performance data management software that is compatible with all popular databases. The company's mission is to help customers reduce hardware, software, and development costs by providing exceptional database price performance. For more information on ANTs software, visit www.ants.com.

                                      # # #

     This press release is neither an offer to sell nor a solicitation of offers to purchase securities. This press release contains certain forward-looking statements as that phrase is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those projected. Such risks include but are not limited to the following: there can be no assurance that ANTs software inc. (the "Company") will produce the expected results; that the Company will produce a commercially viable product or that the Company will secure the necessary current and additional financing, intellectual property and staff to support current and future operations. Further risks are detailed in the Company's filings with the Securities and Exchange Commission, including the Company's most recent form 10-QSB for the quarter ended September 30, 2005. The Company undertakes no obligation to revise or publicly release the results of any revision to such forward-looking statements.